EXHIBIT 11

            THE PERKIN-ELMER CORPORATION

     COMPUTATION OF NET INCOME (LOSS) PER SHARE
                     (unaudited)
   (Amounts in thousands except per share amounts)

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                                            Three months ended            Nine months ended
                                                  March 31,                    March 31,
                                              1997        1996           1997         1996
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Weighted average number
 of common shares                           43,531       42,490         43,225       42,490

Common stock equivalents                     1,319          936          1,319          936

Weighted average number of
common shares used in calculating
primary net income (loss) per share         44,850       43,426         44,544       43,426

Additional dilutive stock options              101          172            101          172

Shares used in calculating fully
diluted net income (loss) per share         44,951       43,598         44,645       43,598


Calculation of primary and fully
diluted net income (loss) per share:

Net income (loss) used in the
calculation of primary and fully
diluted net income (loss) per share       $ 10,361   $  (35,938)   $    93,679   $     4,412


Primary net income (loss) per share       $   0.23   $    (0.84)   $      2.10   $      0.10


Fully diluted net income (loss) per share $   0.23   $    (0.82)   $      2.10   $      0.10


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